EXHIBIT 99

Camco Financial Announces First Quarter 2013 Earnings

CAMBRIDGE, Ohio, April 29, 2013 (GLOBE NEWSWIRE) -- Camco Financial Corporation (Nasdaq:CAFI), the bank holding company for Advantage Bank, today announced financial results for the three months ended March 31, 2013, reporting net earnings of $499,000 for the first quarter of 2013 compared to $413,000 for the same period last year. There were 14,392,077 diluted shares outstanding at March 31, 2013, versus 7,220,130 a year ago, principally due to successful completion of a $10.0 million rights offering in November 2012.  Diluted earnings per share were $0.03 for the first quarter of 2013 versus $0.06 the prior year.

James E. Huston, President and CEO, stated, "We are pleased with the 21% increase in net earnings for the first quarter of 2013 compared to a year ago. Our results particularly benefited from further improvement in credit quality, which continued to strengthen key credit measures and enabled us to record a lower provision for losses on loans for the quarter versus the same period in 2012."

Mr. Huston continued, "Specific initiatives are being implemented in this challenging rate environment to mitigate net interest margin pressures. They are being pursued through programs to increase core deposits; grow the total loan portfolio, especially through commercial loans; plus ongoing efforts to lower our cost of funds. Initial progress is being achieved and we anticipate these efforts will especially benefit our performance later this year."

Review of Financial Performance

Overview:

The following items summarize key dynamics of the Company during the quarter ended March 31, 2013:

  Core deposits (defined as checking, savings and money market deposits) increased $25.0 million, or 8% to $331.8 million from the first quarter of 2012.
  Net Interest Income declined to $5.4 million from $6.2 million for the same period a year ago. This decrease was attributable to a reduction in loan balances, especially related to early loan payoffs in late-2012 and the anticipated reduction in certificates of deposit in late-2012 coupled with lower loan yields for the first quarter of 2013 versus the prior year. Growth in core deposits helped to mitigate the impact of the lower yield on earning assets.
  Noninterest income increased 6% to $2.1 million versus the same period a year ago primarily due to an increase in gain on sale of residential mortgage loans and higher gain on sale of investments.
  Noninterest expense increased 2% to $6.8 million compared with the first quarter of 2012 as a result of higher staffing costs, principally related to annual merit increases and growth initiatives, which were partially offset by lower professional fees, classified assets expense and costs associated with real estate owned.
  Classified assets (which include substandard, doubtful, loss, and real estate owned) were $35.3 million at March 31, 2013, representing a decrease of $16.9 million, or 32%, from the same date in 2012.

Net Interest Margin:

Net interest margin was 3.12% for the first quarter of 2013 compared to 3.50% for the same period last year due to the lower yield on earning assets.  We expect net interest margin to continue to be under pressure in 2013 due to low interest rates and slow economic growth. The Company continues to seek favorable risk-adjusted pricing opportunities, further improvement in credit quality, and other balance sheet changes to maintain net interest margin going forward.

Net Interest Income:

Net interest income before the provision for loan losses was $5.4 million for the first quarter of 2013 compared to $6.2 million for the same period a year ago. The decline was attributable to a reduction in the yield on earning assets.

The Company's yield on earning assets decreased to 3.96% in the first quarter of 2013 from 4.76% for the first quarter of 2012. The decrease was due to lower balances in the total loan portfolio, which resulted from early loan payoffs in late-2012 as well as lower loan yields attributable to the current interest rate environment. The planned runoff in certificates of deposit combined with growth in core deposits contributed to a reduction in the cost of funds and helped to mitigate the impact of the yield on earning assets. Cost of funds for the quarter ended March 31, 2013, was 0.95% compared to 1.36% for the first quarter of 2012.

Provision Expense and Allowance for Loan Losses:

The allowance for loan and lease losses was $11.5 million at March 31, 2013, compared to $15.0 million on the same date a year ago.  This was due to further improvement in asset quality and therefore the provision for loan losses was $0.1 million for the first quarter of 2013 compared to $1.0 million for the same period in 2012. The Company maintains a strong allowance for loan and lease losses and remains committed to further improvement in asset quality.

Classified loans (which include substandard, doubtful, and loss) were $27.2 million at March 31, 2013, which was $13.3 million, or 33%, below the same date in 2012. Non-performing loans were $18.6 million at March 31, 2013, which was $5.7 million, or 23%, below the March 31, 2012 amount. Non-performing loans as a percentage of total loans (including loans held for sale) were 3.34% at March 31, 2013, compared to 3.83% on the same date of the prior year. The allowance for loan and lease losses, expressed as a percentage of non-performing loans, was 61.8% at March 31, 2013 compared to 61.4% on the same date last year.

Noninterest Income:

Noninterest income increased to $2.1 million for the first quarter of 2013 from $2.0 million for the first quarter of 2012. This was attributable to an increase in gain on sale of residential mortgage loans and higher gain on sale of investments versus the same period last year.

Noninterest Expense:

Noninterest expense was $6.8 million for the first quarter of 2013 compared to $6.7 million for the same quarter a year ago.  The increase was due to higher staffing costs related to annual merit increases and growth initiatives, partially offset by lower professional fees, classified assets expense and real estate owned costs.

Balance Sheet:

Total assets were $763.4 million at March 31, 2013, compared to $786.2 million on the same date last year.  This decrease was principally attributable to utilization of higher liquid assets from loan pay downs to reduce single-service certificates of deposit and borrowed funds as we have restructured our balance sheet to rely less on non-core funding. We also continue to focus on profitable lending opportunities and investments as a means of employing our cash efficiently.

Asset Quality:

Loan quality continues to improve resulting in steady progress concerning classified loans and non-performing loans over the past twelve months.

A summary of certain key factors follows:

(in thousands)	3/31/2013	12/31/2012	3/31/2012
Classified Loans*	$27,160	$29,184	$40,444
Non-Performing Loans	$18,647	$19,594	$24,354
Loan Loss Reserve	$11,532	$12,147	$14,954
Loan Loss Reserve / Total Loans	2.06%	2.12%	2.37%
*Includes substandard, doubtful and loss (including homogeneous loans).

Deposits and Borrowings:

Core deposits (defined as checking, savings, and money market deposits) were $331.8 million at March 31, 2013, which was $25.0 million, or 8%, higher than on the same date last year. Total deposits at the end of first quarter of 2013 were $24.1 million, or 4%, below March 31, 2012. The decrease is due to a planned reduction in certificates of deposit of $49.1 million, or 14%, since March 31, 2012. The Company is focused on continuing to reduce the level of non-core deposits, particularly higher single product certificates of deposit related to rate sensitive shoppers.

FHLB advances and other borrowings were $64.0 million at March 31, 2013, a decrease of $13.9 million, or 18%, compared to the same date last year. This planned decrease principally resulted from repayment of FHLB advances utilizing excess liquidity.

Equity:

Stockholders' equity was $60.7 million at March 31, 2013, compared to $46.1 million at March 31, 2012. Successful completion of the $10 million rights offering in November 2012, plus higher net earnings during the past twelve months and proceeds from the exercise of warrants from the rights offering were key factors contributing to the 32% year-over-year increase.

About Camco Financial Corporation: Camco Financial Corporation, holding company for Advantage Bank, is a multi-state bank holding company headquartered in Cambridge, Ohio. Advantage Bank and its affiliates offer community banking that includes commercial, business and consumer financial services and internet banking from 22 offices. Additional information about Camco Financial may be found on the Company's web sites: www.camcofinancial.com or www.advantagebank.com.

The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demands for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Camco Financial Corporation
Condensed Consolidated Statements of Financial Condition
(In thousands, except for per share data and shares outstanding)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	3/31/13	12/31/12	9/30/12	6/30/12	3/31/12
Assets
Cash and Cash Equivalents	$ 118,212	$ 58,379	$ 26,920	$ 28,160	$ 40,431
Investments	39,432	86,201	80,648	75,347	62,834

Loans Held for Sale	3,824	6,544	6,341	2,532	5,583

Loans Receivable	555,180	566,722	594,030	613,790	630,124
Allowance for Loan Loss	(11,532)	(12,147)	(14,508)	(14,185)	(14,954)
Loans Receivable, Net	$ 543,648	$ 554,575	$ 579,522	$ 599,605	$ 615,170

Other Assets	58,246	58,560	60,811	61,272	62,149

Total Assets	$ 763,362	$ 764,259	$ 754,242	$ 766,916	$ 786,167

Liabilities
Deposits	$ 626,741	$ 627,224	$ 630,304	$ 638,516	$ 650,853
Borrowed Funds	63,981	64,219	64,466	69,200	77,929
Other Liabilities	11,929	13,089	12,050	12,424	11,276

Total Liabilities	$ 702,651	$ 704,532	$ 706,820	$ 720,140	$ 740,058

Stockholders' Equity	60,711	59,727	47,422	46,776	46,109

Total Liabilities and Stockholders' Equity	$ 763,362	$ 764,259	$ 754,242	$ 766,916	$ 786,167

Stockholders' Equity to Total Assets	7.95%	7.82%	6.29%	6.10%	5.87%

Total Shares Outstanding	13,529,287	13,233,036	7,465,563	7,468,087	7,468,087

Book Value Per Share	$4.49	$4.51	$6.35	$6.26	$6.17

Camco Financial Corporation
Condensed Consolidated Statements of Operations
Quarterly Information
(In thousands, except for per share data and shares outstanding)

	3 Months Ended 3/31/13	3 Months Ended 12/31/12	3 Months Ended 9/30/12	3 Months Ended 6/30/12	3 Months Ended 3/31/12
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income:
Loans	$ 6,590	$ 7,240	$ 7,522	$ 7,699	$ 8,213
Mortgage-backed securities	13	15	15	17	16
Investment securities	106	119	116	115	71
Interest-bearing deposits and other	149	135	112	105	113
Total Interest Income	$ 6,858	$ 7,509	$ 7,765	$ 7,936	$ 8,413

Interest Expense:
Deposits	$ 1,033	$ 1,128	$ 1,235	$ 1,405	$ 1,551
Borrowings	426	577	545	618	673
Total Interest Expense	$ 1,459	$ 1,705	$ 1,780	$ 2,023	$ 2,224
Net Interest Income	$ 5,399	$ 5,804	$ 5,985	$ 5,913	$ 6,189

Provision for Losses on Loans	100	(1,455)	457	137	1,005
Net Interest Income After Provision for Loan Losses	$ 5,299	$ 7,259	$ 5,528	$ 5,776	$ 5,184

Noninterest Income:
Rent and other	$ 301	$ 484	$ 321	$ 223	$ 328
Loan servicing fees	276	284	283	285	281
Service charges and other fees on deposits	462	528	515	508	490
Gain on sale of loans	689	770	633	517	564
Mortgage servicing rights	105	60	(117)	(63)	102
Gain (loss) on sale of investment, mbs & fixed assets	61	126	--	1	(3)
Income on CSVL (BOLI)	208	237	216	208	218
Total noninterest income	$ 2,102	$ 2,489	$ 1,851	$ 1,679	$ 1,980

Noninterest expense:
Employee compensation and benefits	$ 3,509	$ 3,208	$ 2,996	$ 3,249	$ 3,147
Occupancy and equipment	745	772	725	756	711
Data processing	283	326	250	285	286
Advertising	144	77	101	108	87
Franchise taxes	230	182	199	201	183
Other operating	1,936	2,379	2,677	2,436	2,300
Total noninterest expense	$ 6,847	$ 6,944	$ 6,948	$ 7,035	$ 6,714

Earnings (loss) before provision for income taxes	$ 554	$ 2,804	$ 431	$ 420	$ 450

Provision for income taxes	55	20	(53)	(62)	37
Net Earnings (loss)	$ 499	$ 2,784	$ 484	$ 482	$ 413

Earnings (Loss) Per Share:
Basic	$0.04	$0.26	$0.07	$0.06	$0.06
Diluted	$0.03	$0.26	$0.07	$0.06	$0.06

Basic Weighted Number of Shares Outstanding	13,386,828	10,806,051	7,467,255	7,468,090	7,220,018
Diluted Weighted Number of Shares Outstanding	14,392,077	10,806,269	7,473,123	7,481,854	7,220,130

Camco Financial Corporation
Selected Ratios and Statistics
(In thousands, except for per share data and shares outstanding)

	3 Months Ended 3/31/13	3 Months Ended 3/31/12
	(Unaudited)	(Unaudited)

Return on average equity	3.32%	3.61%

Return on average assets	0.26%	0.21%

Interest rate spread	3.01%	3.40%

Net interest margin	3.12%	3.50%

Yield on earning assets	3.96%	4.76%

Cost of deposits	0.75%	1.08%

Cost of borrowings	2.67%	3.42%

Total cost of interest bearing liabilities	0.95%	1.36%

Noninterest expense to average assets	3.59%	3.47%

Efficiency ratio	91.28%	82.19%

Nonperforming assets to total assets	3.64%	4.70%

Non performing loans to total net loans including loans held for sale	3.34%	3.83%

Allowance for loan losses to total loans including loans held for sale	2.06%	2.37%

Ratios are based upon the mathematical average of the balances at the end of each month for the quarter and were annualized where appropriate

Camco Financial Corporation
Averages for Quarters Ended
(In thousands, except for per share data and shares outstanding)

	March 31, 2013			March 31, 2012
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Interest - Earning Assets:
Loans receivable - net (1)	$ 543,218	$ 6,590	4.85%	$ 622,459	$ 8,213	5.28%
Securities (2)	68,341	119	0.70%	41,303	87	0.84%
FHLB Stock	9,888	106	4.29%	9,888	112	4.53%
Other interest bearing accounts	70,539	43	0.24%	32,969	1	0.01%
Total interest earning assets	$ 691,986	$ 6,858	3.96%	$ 706,619	$ 8,413	4.76%

Noninterest-earning assets	$ 70,853			$ 68,022
Total Average Assets	$ 762,839			$ 774,641

Interest-Bearing Liabilities:
Deposits	$ 552,626	$ 1,033	0.75%	$ 573,826	$ 1,551	1.08%
Advances & Borrowings	63,759	426	2.67%	78,691	673	3.42%
Total interest-bearing liabilities	$ 616,385	$ 1,459	0.95%	$ 652,517	$ 2,224	1.36%

Noninterest-bearing sources:
Noninterest-bearing liabilities	$ 86,287			$ 76,351
Shareholders' equity	60,167			45,773
Total Liabilities and Shareholders' Equity	$ 762,839			$ 774,641

Net Interest margin			3.12%			3.50%

Net Interest Income & Spread		$ 5,399	3.01%		$ 6,189	3.40%

(1) Includes LHFS but does not include ALLL and Non-Accrual Loans
(2) Includes securities designated as available for sale and held to maturity
CONTACT: James E. Huston, CEO
         John E. Kirksey, CFO
         Phone: 740-435-2020